EXHIBIT 23.2

CONSENT OF STONEFIELD JOSEPHSON, INC., INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Geeknet, Inc.
Mountain View, California

We consent to the incorporation by reference in the Registration Statements of Geeknet, Inc. on Form S-8 (Nos. 333-92409; 333-92391; 333-59096; 333-71944; 333-101965; 333-116778, 333-148056 and 333-171522) of our report dated February 25, 2010 with respect to our audits of the consolidated financial statements and related consolidated financial statement schedule of Geeknet, Inc. as of December 31, 2009 and for the year ended December 31, 2009, the five months ended December 31, 2008 and the year ended July 31, 2008 which report is included in this Annual Report on Form 10-K of Geeknet, Inc. for the year ended December 31, 2010.

/s/ Stonefield Josephson, Inc.

San Francisco, California
February 22, 2011